Exhibit 99.1

CARRIZO OIL & GAS, INC.                      News

PRESS RELEASE    Contact:    Jeffrey P. Hayden, CFA, VP - Investor Relations
(713) 328-1044
Paul F. Boling, Chief Financial Officer
    (713) 328-1000

CARRIZO OIL & GAS, INC. ANNOUNCES RECORD OIL PRODUCTION, TOTAL PRODUCTION, REVENUE AND EBITDA FOR THE SECOND QUARTER 2013 AND INCREASES 2013 OIL PRODUCTION GROWTH GUIDANCE TO 45%

HOUSTON, August 7, 2013 - Carrizo Oil & Gas, Inc. (Nasdaq: CRZO) today announced the Company’s record financial results for the second quarter of 2013, which included the following highlights:

•	Record Oil Production of 11,747 Bbls/d, a 26% increase over the first quarter of 2013 and a 54% increase over the second quarter of 2012

•	Record Total Production of 28,187 Boe/d, a 6% increase over the first quarter of 2013 and a 7% increase over the second quarter of 2012

•	Record Oil Revenue of $105.8 million, amounting to 79% of total revenue, and a 21% increase over the first quarter of 2013

•	Net Income from continuing operations of $35.8 million, or $0.88 per diluted share, and Record Adjusted Net Income (as defined below) of $24.7 million, or $0.61 per diluted share

•	Record EBITDA (as defined below) of $102.7 million, a 10% increase over the first quarter of 2013 and a 48% increase over the second quarter of 2012

•	Increasing 2013 crude oil production growth target to 45% from 40%

Carrizo reported second quarter of 2013 net income from continuing operations of $35.8 million, or $0.89 and $0.88 per basic and diluted share, respectively, as compared to $25.7 million, or $0.65 and $0.64 per basic and diluted share, respectively, in the second quarter of 2012. Net income from continuing operations for the second quarter of 2013 includes certain non-cash items typically excluded from published estimates by the investment community. Excluding the impact of these non-cash items, the Company reported second quarter of 2013 adjusted net income of $24.7 million, or $0.62 and $0.61 per basic and diluted share, respectively, compared to $10.2 million, or $0.26 and $0.25 per basic and diluted share, respectively, in the second quarter of 2012.

For the second quarter of 2013, earnings before interest, income taxes, depreciation, and depletion and amortization, as described in the consolidated statements of income included below ("EBITDA"), was $102.7 million, an increase of 48% from the prior year quarter.

Production volumes during the second quarter of 2013 were 2,565 MBoe, or 28,187 Boe/d, an increase of 7% from the second quarter of 2012. Oil production during the quarter averaged 11,747 Bbls/d, while natural gas and NGL production averaged 98,659 Mcfe/d. Second quarter of 2013 production exceeded the high end of Company guidance due to strong performance across each of the Company's primary areas of activity plus higher than forecast non-operated production during the quarter.

Drilling and completion capital expenditures for the second quarter of 2013 were $133.2 million, below the Company's expectations due largely to the deferral of some completion activity in the Marcellus Shale. Approximately 66% of the second quarter drilling and completion spending was in the Eagle Ford Shale. Land and seismic expenditures during the quarter were $30.2 million. Carrizo is maintaining its full-year 2013 drilling and completion capital expenditure plan at $530-$540 million. The Company is increasing its 2013 land and seismic capital expenditure plan from $124 million to $140 million due to more opportunities than expected to add acreage in the Eagle Ford Shale. Acreage acquisitions in the second half of the year are currently expected to focus on the Eagle Ford Shale and Utica Shale.

Due to continued strong performance from the Company's Eagle Ford Shale and Niobrara Formation assets, Carrizo is increasing its 2013 oil production guidance to a range of 11,100-11,500 Bbls/d from 10,600-11,200 Bbls/d. Using the midpoints of these ranges, the Company's 2013 oil production growth guidance increases to 45% from 40%. For natural gas and NGLs, Carrizo is maintaining its 2013 guidance of 101-108 MMcfe/d. For the third quarter 2013, Carrizo expects oil production to be 11,800-12,200 Bbls/d and natural gas and NGL production to be 95-105 MMcfe/d. A summary of Carrizo's production and cost guidance is provided in the attached tables.

S.P. “Chip” Johnson, IV, Carrizo's President and CEO, commented on the quarter's results, "This was an outstanding quarter for Carrizo as we delivered production growth that significantly exceeded our forecast despite lower than planned capital expenditures.”

"Our continued strategy of shifting the focus to oil production, rather than production of gas and NGLs, while delivering with asset sales, is paying off. During the quarter, we achieved a record EBITDA, and pushed our debt-to-EBITDA ratio to under 2.5x."

"In the near term, we are very excited about our downspacing tests in the Eagle Ford Shale and Niobrara Formation, and our first operated Utica Shale well. Positive results from these tests has the potential to significantly expand our drilling inventory."

Operations Review

In the Eagle Ford Shale, Carrizo drilled 15 gross (10.9 net) operated wells during the second quarter, and completed 12 gross (9.8 net) wells. Crude oil production from the play rose to more than 9,900 Bbls/d for the quarter, an increase of 19% versus the prior quarter. At the end of the second quarter, Carrizo had 24 gross (17.5 net) Eagle Ford Shale wells waiting on completion, equating to net crude oil production potential of approximately 6,600 Bbls/d. Carrizo is operating three rigs in the Eagle Ford Shale and currently expects to drill approximately 53 gross (43 net) operated wells in the play during 2013.

During the second quarter, Carrizo drilled its first two 500 ft. downspacing tests in the Eagle Ford Shale, the Irvin A 150H and Irvin B 151H. Carrizo holds a 75% working interest in these wells. The wells were drilled to a true vertical depth of approximately 8,400 ft. with an average lateral length of 5,355 ft. and are currently being completed. Carrizo estimates that downspacing to 500 ft. between laterals from its current development plan of 750 ft. would, if successful, add approximately 135 net locations to its current drilling inventory of 417 potential locations in the play.

Carrizo's first test of the Pearsall Shale, the Crawford Ranch B 12H, was recently completed, with encouraging initial results. The well was drilled to a true vertical depth of 11,449 ft. with a lateral length of 1,670 ft. and completed with 14 frac stages. The peak 24-hour rate from the well was 105 Bbls/d of oil and 1,685 Mcf/d of natural gas flowing at 5,200 psi on a 12/64 inch choke. Connection to a gas line is currently in progress. Carrizo has an 80% working interest in the well. Carrizo plans to monitor the performance of the well before deciding whether to drill additional Pearsall tests.

Carrizo added approximately 1,500 net bolt-on acres to its position in the Eagle Ford Shale during the quarter. The new acreage is located in La Salle County and was acquired at a cost of roughly $3,000 per acre. This brings the Company's position in the play to approximately 54,500 net acres. Carrizo continues to actively lease acreage in the core volatile oil window of the Eagle Ford Shale.

In the Niobrara Formation, Carrizo drilled 13 gross (4.3 net) operated wells during the second quarter, and completed 10 gross (3.3 net) wells. Crude oil production from the Niobrara more than doubled in the second quarter, to more than 1,600 Bbls/d from approximately 800 Bbls/d in the first quarter. Carrizo is operating two rigs in the Niobrara and currently expects to drill 44 gross (17 net) operated wells during the year.

Recent highlights from the Niobrara include a pair of wells that were brought online in July. The Bringelson 3-20-11-9-58 reached a peak 24-hour gross production rate of 1,018 Bbls/d of oil and 576 Mcf/d of gas (1,114 Boe/d). The well was drilled with a 4,127 ft. lateral and completed with 15 frac stages. The Bringelson 2-20-11-9-58 reached a peak 24-hour gross production rate of 840 Bbls/d of oil and 254 Mcf/d of gas (882 Boe/d). The well was drilled with a 4,192 ft. lateral and completed with 14 frac stages. Carrizo is the operator of, and holds a 33% working interest in, the Bringelson wells.

Carrizo has been developing its Niobrara acreage on 80-acre spacing. During the third quarter, the Company is drilling its initial 60-acre downspacing tests in the play. Current plans call for the wells to be located in the Company's Bob White and Hemberger areas. Carrizo is the operator of, and currently holds a 60% working interest in, the Bob White area wells and a 30% working interest in the Hemberger area wells.

In the Marcellus Shale, Carrizo drilled 9 gross (2.7 net) wells during the second quarter, and completed 12 gross (3.3 net) wells. Natural gas production from the Marcellus was 33.9 MMcf/d in the second quarter, down from 38.0 MMcf/d in the first quarter as the Company shut-in a number of its wells in Wyoming County during the quarter due to completions of offset wells. Additionally, with the weak local gas prices in Appalachia, Carrizo is often electing to limit its production until regional prices improve. The Company estimates its net production capacity from wells currently drilled and completed in the Marcellus Shale to be more than 60 MMcf/d. Carrizo expects to keep one horizontal rig active in the Marcellus Shale for the remainder of the year, which should allow it to drill a total of 32 gross (10 net) wells during 2013.

Prior to year end, Carrizo plans to spud two Upper Marcellus Shale infill tests at its Plushanski pad in Wyoming County, PA, with completion of the wells expected in early 2014. Carrizo is the operator of, and expects to hold an average working interest of approximately 21% in these wells.

In the Utica Shale, Carrizo recently spudded its first operated well, the Rector 1H in Guernsey County, OH. Plans currently call for the well to have an 8,000 ft. lateral and to be completed with 28 stages. Once completed, Carrizo plans to rest the well for approximately 60 days before commencing flowback operations. Carrizo has a 47.5% working interest in the Rector 1H well.

Barnett Shale Data Room Update

Carrizo has retained Evercore Partners as its adviser for the sale of its Barnett Shale assets. The data room is currently open and bids are due shortly. Proceeds from the sale are expected to be used in part to fund the Company's 2013 capital expenditure program.

Capital Structure

As of June 30, 2013, Carrizo had total debt outstanding of $927.9 million. Debt-to-EBITDA (based on the trailing four quarters) was down to 2.5x for the second quarter. At the end of the second quarter of 2013, Carrizo had $28.0 million outstanding on its revolver. The borrowing base on the company's revolver is currently $530.0 million.

Hedging Activity

Carrizo currently has hedges in place for over 80% of estimated crude oil production for the second half of 2013 (based on the midpoint of full-year guidance). For the third and fourth quarters of 2013, Carrizo has hedged 10,100 Bbls/d of crude oil at a weighted average floor price of $90.28/Bbl (comprised of 4,000 Bbls/d at a $94.15 average swap price and 6,100 Bbls/d at an $87.75 average floor price). For 2014, the Company has hedged approximately 9,500 Bbls/d of crude oil at a weighted average floor price of $90.70/Bbl (comprised of 5,996 Bbls/d at a $92.36 average swap price and 3,500 Bbls/d at an average floor price of $87.87).

Carrizo also has hedges in place for over 50% of estimated natural gas production for the second half of 2013 (based on the midpoint of full-year guidance). For the third and fourth quarters of 2013, Carrizo has swaps on 55,000 MMBtu/d at a weighted average price of $4.58/MMBtu. For 2014, the Company has swaps on 40,000 MMBtu/d at a weighted average price of $4.07/MMBtu and also has sold a call option on 10,000 MMBtu/d at $5.50/MMBtu. (Please refer to the attached tables for a detailed summary of the Company's derivative contracts.)

Conference Call Details

The Company will hold a conference call to discuss 2013 second quarter financial results on Wednesday, August 7, 2013 at 9:00 AM Central Daylight Time. To participate in the call, please dial (800) 754-1382 (U.S. & Canada) or +1 (212) 231-2914 (Intl./Local) ten minutes before the call is scheduled to begin. A replay of the call will be available through Wednesday, August 14, 2013 at 10:59 AM Central Daylight Time at (800) 633-8284 (U.S. & Canada) or +1 (402) 977-9140 (Intl./Local). The reservation number for the replay is 21668977 for U.S., Canadian and International callers.

A simultaneous webcast of the call may be accessed over the internet by visiting our website at http://www.crzo.net, clicking on “Investor Relations” and then clicking on “2013 Second Quarter Conference Call Webcast.” To listen, please go to the website in time to register and install any necessary software. The webcast will be archived for replay on the Carrizo website for 15 days.

Carrizo Oil & Gas, Inc. is a Houston-based energy company actively engaged in the exploration, development, and production of oil and gas from resource plays located in the United States. Our current operations are principally focused in proven, producing oil and gas plays primarily in the Eagle Ford Shale in South Texas, the Niobrara Formation in Colorado, the Barnett Shale in North Texas, the Marcellus Shale in Pennsylvania, and the Utica Shale in Ohio.

Statements in this release that are not historical facts, including but not limited to those related to capital requirements, spending plans, production rate target guidance for the quarter, timing and levels of production, crude oil production potential, price improvement, downspacing results, drilling and completion activities, including timing thereof, production mix, expected locations, development plans, growth, sales process, including timing and results thereof, use of proceeds, oil and gas revenues, the Company's or management's intentions, beliefs, expectations, hopes, projections, assessment of risks, estimations, plans or predictions for the future, results of the Company's strategies, expected income tax rates and other statements that are not historical facts are forward-looking statements that are based on current expectations. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include results of wells and production testing, failure of actual production to meet expectations, performance of rig operators and gathering systems, actions by governmental authorities, joint venture partners, industry partners, lenders and other third parties, actions by purchases of properties, purchasers obtaining financing, satisfaction of closing conditions, market and other conditions, availability of well connects, capital needs and uses, commodity price changes, effects of the global economy on exploration activity, results of and dependence on exploratory drilling activities, operating risks, right-of-way and other land issues, availability of capital and equipment, weather, and other risks described in the Company's Form 10-K for the year ended December 31, 2012 and its other filings with the U.S. Securities and Exchange Commission. There can be no assurance any transaction described in this press release will occur on the terms or timing described, or at all.

(Financial Highlights to Follow)

CARRIZO OIL & GAS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenues:
Crude oil	$105,805	$68,576	$193,287	$127,945
Natural gas	25,653	12,964	47,331	32,151
NGLs	2,766	2,278	5,507	4,437
Total oil and gas revenues	134,224	83,818	246,125	164,533
Realized gain on derivatives, net	2,617	8,248	9,120	19,292
Adjusted revenues	136,841	92,066	255,245	183,825

Costs and expenses:
Lease operating	11,797	7,031	21,992	15,454
Production taxes	4,584	3,128	9,097	6,227
Ad valorem taxes	2,863	2,296	4,723	5,911
General and administrative	14,901	10,282	23,409	16,875
Total costs and expenses	34,145	22,737	59,221	44,467

Other income, net	—	13	—	212
EBITDA, as defined	$102,696	$69,342	$196,024	$139,570
EBITDA per common share-Basic	$2.56	$1.75	$4.91	$3.53
EBITDA per common share-Diluted	$2.53	$1.73	$4.84	$3.49

Other items of income (expense) included in adjusted net income, as defined:
Depreciation, depletion and amortization expense	$(50,408)	$(43,380)	$(95,998)	$(74,941)
Cash interest expense	(19,863)	(15,117)	(39,713)	(29,945)
Cash interest capitalized	6,951	5,420	13,134	10,847
Accretion expense related to asset retirement obligations	(120)	(92)	(227)	(194)
Interest income	27	9	67	22
Adjusted income before income taxes	39,283	16,182	73,287	45,359
Adjusted income tax expense	(14,582)	(6,004)	(27,139)	(16,828)
ADJUSTED net income, as defined	$24,701	$10,178	$46,148	$28,531
ADJUSTED net income per common share-Basic	$0.62	$0.26	$1.16	$0.72
ADJUSTED net income per common share-Diluted	$0.61	$0.25	$1.14	$0.71

Other non-cash items of income (expense) included in net income from continuing operations:
Unrealized gain on derivatives, net	$23,109	$29,642	$2,052	$22,401
Stock-based compensation expense	(2,983)	(1,516)	(9,466)	(5,532)
Non-cash general and administrative expense	50	(1,287)	(1,132)	(2,213)
Non-cash interest expense	(1,656)	(1,650)	(3,558)	(3,279)
Non-cash interest capitalized	579	591	1,172	1,187
Income from continuing operations before income taxes	58,382	41,962	62,355	57,923
Income tax expense	(22,545)	(16,279)	(23,994)	(21,564)
Net income from continuing operations	$35,837	$25,683	$38,361	$36,359
Net income from discontinued operations, net of income taxes	1,132	2,821	24,790	1,568
Net income	$36,969	$28,504	$63,151	$37,927

Net income per common share-Basic
Net income from continuing operations	$0.89	$0.65	$0.96	$0.92
Net income from discontinued operations	0.03	0.07	0.62	0.04
Net income	$0.92	$0.72	$1.58	$0.96

Net income per common share-Diluted
Net income from continuing operations	$0.88	$0.64	$0.95	$0.91
Net income from discontinued operations	0.03	0.07	0.61	0.04
Net income	$0.91	$0.71	$1.56	$0.95

Weighted average common shares outstanding-Basic	40,078	39,596	39,928	39,520
Weighted average common shares outstanding-Diluted	40,610	40,042	40,469	39,987

CARRIZO OIL & GAS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(unaudited)

	June 30, 2013	December 31, 2012
ASSETS
Cash and cash equivalents	$3,847	$52,095
Current assets held for sale	—	1,882
Assets of discontinued operations	6,875	—
Fair value of derivative instruments	14,091	23,981
Other current assets	135,130	130,747
Total current assets	159,943	208,705
Property and equipment, net	1,802,862	1,487,674
Long-term assets held for sale	—	132,626
Fair value of derivative instruments	18,235	5,180
Other assets	29,257	49,811
TOTAL ASSETS	$2,010,297	$1,883,996

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable and accrued liabilities	$360,367	$250,255
Current liabilities associated with assets held for sale	—	48,663
Liabilities of discontinued operations	9,936	—
Total current liabilities	370,303	298,918
Long-term debt, net of debt discount	927,904	967,808
Long-term liabilities associated with assets held for sale	—	23,547
Liabilities of discontinued operations	17,999	—
Deferred income taxes	24,763	—
Other liabilities	11,076	8,707
Common stock, $0.01 par value (90,000 shares authorized, 40,864 and 40,165 shares issued and outstanding at June 30, 2013 and December 31, 2012, respectively)	409	402
Additional paid-in capital	677,173	667,096
Accumulated deficit	(19,330)	(82,482)
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$2,010,297	$1,883,996

CARRIZO OIL & GAS, INC.
PRODUCTION VOLUMES AND PRICES
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Production volumes -
Crude oil (MBbls)	1,069	693	1,907	1,234
NGLs (MBbls)	105	65	206	114
Natural gas (MMcf)	8,348	9,808	17,077	20,135
Total Natural gas and NGLs (MMcfe)	8,978	10,198	18,313	20,819
Total barrels of oil equivalent (MBoe)	2,565	2,393	4,959	4,704

Daily production volumes by product -
Crude oil (Bbls/d)	11,747	7,615	10,536	6,780
NGLs (Bbls/d)	1,154	714	1,138	626
Natural gas (Mcf/d)	91,736	107,780	94,348	110,632
Total Natural gas and NGLs (Mcfe/d)	98,659	112,066	101,177	114,390
Total barrels of oil equivalent (Boe/d)	28,187	26,297	27,398	25,846

Daily production volumes by region (Boe/d) -
Eagle Ford	12,239	7,603	11,280	6,617
Niobrara	1,839	1,041	1,397	983
Barnett	8,136	12,380	8,399	14,038
Marcellus	5,647	3,772	5,989	2,604
Other	326	1,501	333	1,604
Total barrels of oil equivalent (Boe/d)	28,187	26,297	27,398	25,846

Average realized prices -
Crude oil ($ per Bbl)	$98.98	$98.96	$101.36	$103.68
Crude oil ($ per Bbl) - with realized gain on derivatives, net	$99.16	$98.07	$101.82	$103.17
NGLs ($ per Bbl)	$26.34	$35.05	$26.73	$38.92
Natural gas ($ per Mcf)	$3.07	$1.32	$2.77	$1.60
Natural gas ($ per Mcf) - with realized gain on derivatives, net	$3.36	$2.23	$3.25	$2.59
Natural gas and NGLs ($ per Mcfe)	$3.17	$1.49	$2.89	$1.76

CARRIZO OIL & GAS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS FROM OPERATING ACTIVITIES
(unaudited)

	For the Six Months Ended
	June 30,
	2013	2012
	(In thousands)

Net income	$63,151	$37,927
Net income from discontinued operations, net of income taxes	(24,790)	(1,568)
Adjustments to reconcile net income from continuing operations to net cash provided by operating activities -
Depreciation, depletion and amortization	95,998	74,941
Unrealized (gain) loss on derivative instruments, net	(3,166)	(20,598)
Accretion related to asset retirement obligations	227	194
Stock-based compensation, net of amounts capitalized	9,466	5,532
Allowance for doubtful accounts	7	41
Deferred income taxes	23,994	21,564
Amortization of debt discount and deferred financing costs, net of amounts capitalized	2,386	2,091
Other, net	244	1,793
Changes in working capital attributable to operating activities, net	39,567	23,391
Net cash provided by operating activities - continuing operations	$207,084	$145,308

CARRIZO OIL & GAS, INC.
CRUDE OIL AND NATURAL GAS FINANCIAL COMMODITY
DERIVATIVE CONTRACTS AS OF JULY 31, 2013
(unaudited)

CRUDE OIL DERIVATIVE CONTRACTS

			Weighted	Weighted	Weighted
			Average	Average	Average
		Volume	Floor Price	Ceiling Price	Sold Put Price
Period	Type of Contract	(in Bbls/d)	($/Bbl)	($/Bbl)	($/Bbl)
Q3 2013	Total Volume	10,100
	Swaps	4,000	$94.15
	Collars	6,100	$87.75	$105.68
Q4 2013	Total Volume	10,100
	Swaps	4,000	$94.15
	Collars	6,100	$87.75	$105.68
FY 2014	Total Volume	9,496
	Swaps	5,996	$92.36
	Collars	3,000	$88.33	$104.26
	Three-way collars	500	$85.00	$107.75	$65.00
FY 2015	Total Volume	4,950
	Swaps	3,250	$90.64
	Collars	700	$90.00	$100.65
	Three-way collars	1,000	$85.00	$105.00	$65.00
FY 2016	Total Volume	667
	Three-way collars	667	$85.00	$104.00	$65.00

NATURAL GAS DERIVATIVE CONTRACTS

			Weighted	Weighted
			Average	Average
		Volume	Floor Price	Ceiling Price
Period	Type of Contract	(in MMBtu/d)	($/MMBtu)	($/MMBtu)
Q3 2013	Total Volume	55,000
	Swaps	55,000	$4.58
Q4 2013	Total Volume	55,000
	Swaps	55,000	$4.58
FY 2014	Total Volume	50,000
	Swaps	40,000	$4.07
	Calls	10,000		$5.50
FY 2015	Total Volume	10,000
	Swaps	10,000	$4.33

CARRIZO OIL & GAS, INC.
THIRD QUARTER AND FULL YEAR 2013 GUIDANCE SUMMARY
(unaudited)

	Third Quarter 2013	Full Year 2013
Daily Production Volumes -
Crude oil (Bbls/d)	11,800 - 12,200	11,100 - 11,500
Natural gas and NGLs (Mcfe/d)	95,000 - 105,000	101,000 - 108,000
Total (Boe/d)	27,633 - 29,700	27,933 - 29,500

Realized gain on derivatives, net (in millions)	$1.5 - $2.0	N/A

Costs and Expenses -
Lease operating ($/Boe)	$4.70 - $5.00	N/A
Production taxes (% of oil and gas revenues)	4.00% - 4.25%	N/A
Ad valorem taxes (in millions)	$2.5 - $3.0	N/A
General and administrative (in millions)	$10.5 - $11.0	$44.0 - $45.0
DD&A ($/Boe)	$19.50 - $20.50	N/A

Drilling and completion capital expenditure plan (in millions)	N/A	$530.0 - $540.0